UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 5, 2014, Agenus Inc.’s wholly-owned subsidiary, 4-Antibody AG (“4AB”), entered into a License Agreement (the “License Agreement”) with the Ludwig Institute for Cancer Research Ltd. (“Ludwig”), which replaces and supersedes the Collaborative Research and Development Agreement entered into between the parties on May 23, 2011 (the “Prior Agreement”).

Pursuant to the terms of the License Agreement, Ludwig granted 4AB an exclusive, worldwide license under certain intellectual property rights of Ludwig and Memorial Sloan Kettering Cancer Center arising from the Prior Agreement to further develop and commercialize GITR, OX-40 and TIM-3 antibodies. Pursuant to the License Agreement, 4AB is obligated to make an upfront payment of $1 million to Ludwig. The License Agreement also obligates 4AB to make potential milestone payments of up to $20 million for events prior to regulatory approval of licensed products, and potential milestone payments in excess of $80 million if licensed products are approved in multiple jurisdictions, in more than one indication, and certain sales milestones are achieved. 4AB will also be obligated to pay low to mid-single digit royalties on all net sales of licensed products during the royalty period, and to pay Ludwig a percentage of any sublicensing income, ranging from a low to mid-double digit percentage depending on various factors. The License Agreement may be terminated as follows: (i) by either party if the other party commits a material, uncured breach; (ii) by either party if the other party initiates bankruptcy, liquidation or similar proceedings; or (iii) by 4AB for convenience upon 90 days’ prior written notice.

The License Agreement also contains customary representations and warranties, mutual indemnification, confidentiality and arbitration provisions.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the License Agreement, which will be filed as an exhibit to Agenus Inc.’s Annual Report on Form 10-K for the year ending December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 11, 2014                                AGENUS INC.
By: /s/ Garo H. Armen
Garo H. Armen
Chairman and CEO